UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________
PLIANT THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)
__________________________________________

Delaware	47-4272481
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

331 Oyster Point Boulevard South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)
Pliant Therapeutics, Inc. 2020 Stock Option and Incentive Plan
Pliant Therapeutics, Inc. 2020 Employee Stock Purchase Plan
Pliant Therapeutics, Inc. 2022 Inducement Plan
(Full Title of the Plan)
Mike Ouimette
General Counsel and Corporate Secretary
Pliant Therapeutics, Inc.
331 Oyster Point Boulevard
South San Francisco, CA 94080
(650) 481-6770
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________________________
Copies to:
Sharon R. Flanagan
Carlton Fleming
Sidley Austin LLP
555 California Street, Suite 2000
San Francisco, CA 94104
(415) 772-1200
_______________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer         ☒         Accelerated filer          ☐
Non-accelerated filer         ☐         Smaller reporting company     ☐
              Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by Pliant Therapeutics, Inc. (the “Registrant”) for the purpose of registering, (i) 3,043,047 shares of Registrant common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Pliant Therapeutics, Inc. 2020 Stock Option and Incentive Plan, as a result of the operation of an automatic annual increase provision therein, (ii) 608,609 shares of Common Stock issuable under the 2020 Employee Stock Purchase Plan, as a result of the operation of an automatic annual increase provision therein, and (iii) 1,000,000 shares of Common Stock issuable under the 2022 Inducement Plan, as amended on December 10, 2024.
Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this registration statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). A copy of the prospectus or documents containing the information required by Part I of the Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:
(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 27, 2025;
(b) The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 10, 2025 and February 13, 2025; and
(c) The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39303), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 29, 2020, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 16, 2021.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant adopted provisions in its certificate of incorporation and bylaws that limit or eliminate the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•any transaction from which the director derived an improper personal benefit.
These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, the Registrant’s bylaws provide that:
•the Registrant will indemnify its directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, at the discretion of its board of directors, to its officers, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.
The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and certain of its executive officers to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of the Registrant’s rights. Additionally, certain of the Registrant’s directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that the Registrant’s obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 of the Registrant’s quarterly report on Form 10-Q filed August 11, 2020 (File No. 001-39303)).
4.2
Third Amended and Restated Bylaws of the Registrant, as currently in effect (Incorporated by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K filed on September 24, 2024 (File No. 001-39303)).

5.1*	Opinion of Sidley Austin LLP.
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2*	Consent of Sidley Austin LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1
Pliant Therapeutics, Inc. 2020 Stock Option and Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-238146)).

99.2	Pliant Therapeutics, Inc. 2020 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-238146)).
99.3	Pliant Therapeutics, Inc. 2022 Inducement Plan, as amended (Incorporated by reference to Exhibit 10.14 of the Registrant's annual report on Form 10-K filed on March 3, 2025 (File No. 001-39303))
107*	Calculation of Filing Fee Table
*    Filed herewith

Item 9. Undertakings.

(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of South San Francisco, State of California, on the 3rd day of March, 2025.

PLIANT THERAPEUTICS, INC.

By:	/s/ Keith Cummings
Keith Cummings, M.D., M.B.A.
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES
KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Bernard Coulie and Keith Cummings, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ Bernard Coulie	President, Chief Executive Officer and Director	March 3, 2025
Bernard Coulie, M.D., Ph.D.	Principal Executive Officer

/s/ Keith Cummings	Chief Financial Officer	March 3, 2025
Keith Cummings, M.D., M.B.A.	Principal Financial Officer

/s/ Hoyoung Huh	Chairman of the Board, Director	March 3, 2025
Hoyoung Huh, M.D., Ph.D.

/s/ Suzanne Bruhn	Director	March 3, 2025
Suzanne Bruhn, Ph.D.

/s/ Darren Cline	Director	March 3, 2025
Darren Cline, M.B.A.

/s/ David Pyott	Director	March 3, 2025
David Pyott, M.A., M.B.A.
/s/ Gayle Crowell	Director	March 3, 2025
Gayle Crowell

/s/ John Curnutte	Director	March 3, 2025
John Curnutte, M.D., Ph.D.

/s/ Katharine Knobil	Director	March 3, 2025
Katharine Knobil, M.D.

/s/ Thomas McCourt	Director	March 3, 2025
Thomas McCourt

/s/Steve Krognes	Director	March 3, 2025
Steve Krognes,M.B.A.

/s/ Smital Shah	Director	March 3, 2025
Smital Shah, M.B.A.